Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER is entered into as of July 6, 2022 (this “Amendment”), by and among Delwinds Insurance Acquisition Corp. (the “Purchaser”), DIAC Sponsor LLC (the “Purchaser Representative”) and FOXO Technologies Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Purchaser, the Purchaser Representative, the Company and another party thereto entered into an Agreement and Plan of Merger, dated as of February 24, 2022, as amended pursuant to that certain Amendment to Agreement and Plan of Merger, dated April 26, 2022 (collectively, the “Merger Agreement”);

WHEREAS, Section 9.11 of the Merger Agreement provides that the Merger Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, and the Purchaser Representative; and

WHEREAS, the Purchaser, the Purchaser Representative, the Company desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1. Amendment to Section 5.12(a)(iv). The number of shares of Purchaser Class A Common Stock which the Purchaser will issue at the Closing in connection with the Management Contingent Share Plan shall be reduced from ten million (10,000,000) to nine million two hundred thousand (9,200,000) shares.

2. Amendment to Section 5.2(b)(ii). The following proviso shall be added to the end of Section 5.2(b)(ii):

“provided, further, that nothing shall prohibit the Company from issuing up to a number of shares of Company Class A Common Stock to Bespoke, or its assigns, in connection with the Bespoke Consulting Agreement, such that the number of shares of Purchaser Class A Common Stock to be received as Stockholder Merger Consideration by Bespoke, or its assigns, in respect of such shares of Company Class A Common Stock shall be equal to eight hundred thousand (800,000) shares of Purchaser Class A Common Stock.”

3. Definitions. The following definitions shall be inserted into Section 10.1 in the proper alphabetical order:

“Bespoke” shall mean Bespoke Growth Partners, Inc.

“Bespoke Consulting Agreement” shall mean that certain Consulting Agreement, dated as of April 26, 2022, by and between the Company and Bespoke, as amended from time to time pursuant to the terms thereof.

4. No Other Amendments; Conflicts. Unless expressly amended by this Amendment, the terms and provisions of the Merger Agreement shall remain in full force and effect. Wherever the terms and conditions of this Amendment and the terms and conditions of the Merger Agreement are in conflict, the terms of this Amendment shall be deemed to supersede the conflicting terms of the Merger Agreement.

5. Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience and reference only and are not to be considered in construing this Amendment.

6. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without regard to the choice of law principles thereof.

7. Counterparts. This Amendment may be executed and delivered (including by facsimile, pdf or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

PURCHASER:

Delwinds Insurance Acquisition Corp

By:	/s/ Andrew J. Poole
Name:	Andrew J. Poole
Title:	Chairman and CEO

PURCHASER REPRESENTATIVE:

DIAC Sponsor LLC

By:	/s/ Andrew J. Poole
Name:	Andrew J. Poole
Title:	Managing Member

COMPANY:

FOXO TECHNOLOGIES INC.

By:	/s/ Jon Sabes
Name:	Jon Sabes
Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to Merger Agreement]

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